Exhibit 2.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:23PM 03/16/2026
FILED 12:23 PM 03/16/2026
SR 20261207691 - File Number 7094123

CERTIFICATE OF MERGER
MERGING

IPDX MERGER SUB, INC.
WITH AND INTO
MERLIN LABS, INC.

March 16, 2026

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), IPDX Merger Sub, Inc., a Delaware corporation, and Merlin Labs, Inc., a Delaware corporation, hereby certify as follows:

1.	The names and jurisdictions of the constituent corporations are Merlin Labs, Inc., a Delaware corporation, and IPDX Merger Sub, Inc., a Delaware corporation.

2.	A Business Combination Agreement has been adopted, approved, executed, certified and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL (the “Business Combination Agreement”).

3.	Merlin Labs, Inc. shall be the surviving corporation in the merger (the “Surviving Corporation”). The name of the Surviving Corporation following the Effective Time (as defined below) shall be Merlin Labs, Inc.

4.	The certificate of incorporation of the Surviving Corporation is amended and restated as of the Effective Time to read in its entirety as set forth on Annex A to this certificate of merger.

5.	The Business Combination Agreement is on file at the principal place of business of the Surviving Corporation, located at 129 South Street, Boston, Massachusetts 02111.

6.	A copy of the Business Combination Agreement will be furnished by the Surviving Corporation on request, and without cost, to any stockholder of the constituent corporations.

7.	The merger is to be effective at the time of filing of this certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”).

[signature page follows]

IN WITNESS WHEREOF, each of the constituent corporations has caused this certificate of merger to be signed by an authorized officer as of the date first above written.

IPDX MERGER SUB, INC.

By:	/s/ Michael Blitzer
	Name:	Michael Blitzer
	Title:	President and Chief Executive Officer

MERLIN LABS, INC.

By:	/s/ Ryan Carrithers
	Name:	Ryan Carrithers
	Title:	Chief Financial Officer

Annex A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

MERLIN LABS, INC.

ARTICLE I

The name of the corporation is Merlin Labs, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the city of Wilmington, County of New Castle 19808-1674. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

The Corporation shall have the authority to issue a total of 1,000 shares of common stock, with a par value of $0.001 per share.

ARTICLE V

Unless provided otherwise in the bylaws of the Corporation, elections of directors need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VII

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the bylaws of the Corporation, from time to time, to amend, alter, or repeal any provision of this Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors of the Corporation (other than a Proceeding initiated to enforce these indemnification rights following the final disposition of such Proceeding).

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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